UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 21, 2016

CYRUSONE INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35789	46-0691837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1649 West Frankford Road

Carrollton, TX, 75007

(Address of Principal Executive Office)

(972) 350-0060

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

On July 21, 2016, the Board of Directors of CyrusOne Inc., a Maryland corporation (the “Company”) approved a revised form of indemnification for its directors and executive officers and the execution of an indemnification agreement with each executive officer of the Company (each, an “Indemnitee”).

Under the terms of the revised indemnification agreements, subject to certain exceptions specified therein, the Company will indemnify each Indemnitee to the fullest extent permitted by Maryland law in the event the Indemnitee becomes a party to or a participant in certain claims, suits, investigations or other proceedings as a result of the Indemnitee’s services as a director or executive officer (or for service in such other positions at the request of the Company), including with respect to enforcement of the Indemnitee’s rights under the agreement.  The Company also will, subject to certain exceptions and conditions, including as required by Maryland law, advance to each Indemnitee specified expenses incurred in connection with such claims, investigations and/or other proceedings.  The obligations of the Company under the indemnification agreements continue after each Indemnitee has ceased to serve as a director or executive officer (or such other service at the request of the Company).  The indemnification agreements also contain other provisions customary for such agreements.  The indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable law, including the applicable indemnification rights statutes in the State of Maryland and are in addition to any rights such executive officers or directors may have under the Company’s Articles of Amendment and Restatement and Restated Bylaws.

The foregoing description does not purport to summarize all of the provisions of the revised indemnification agreement and is qualified in its entirety by reference to the form of indemnification agreement filed with this Current Report on Form 8-K as Exhibit 10.1, which is incorporated herein by reference.

Item 9.01.             Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
10.1	Form of Indemnification Agreement among CyrusOne Inc. and its directors and executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYRUSONE INC.

Date: July 27, 2016	By:	/s/Robert M. Jackson
		Name:	Robert M. Jackson
		Title:	Executive Vice President, General Counsel and
Secretary

EXHIBITS

Exhibit No.	Description
10.1	Form of Indemnification Agreement among CyrusOne Inc. and its directors and executive officers.